SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2016 (December 6, 2016)

PARETEUM CORPORATION

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue

New York, NY 10017

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 984-1096

N/A

(Former Name or Former Address, if Changed Since Last Report)

  Copies to:

Darrin M. Ocasio, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, NY 10006

Phone (212) 930-9700

Fax (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 6, 2016, the Company received a notice from NYSE MKT LLC (the “Exchange”) indicating that because the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), the Company’s continued listing on the Exchange is predicated on the Company effecting a reverse split or otherwise demonstrating sustained price improvement. This notice was in addition to a prior notice received by the Company from the Exchange on May 26, 2016, as previously disclosed on a Current Report on Form 8-K filed by the Company on June 2, 2016.

The Exchange indicated that the Company shall have an additional six months, or until June 6, 2017, to gain compliance with the Exchange and Section 1003(f)(v) of the Company Guide. If the Company is not in compliance with the continued listing standards or if the Company does not make progress in increasing its price per share, the Exchange may initiate delisting proceedings as appropriate.

At the present time, the Company has obtained shareholder approval to effectuate a reverse stock split at a ratio of between one-for-ten and one-for-twenty five with such ratio to be determined at the sole discretion of the Board of the Directors (“Board”) of the Company. The Company’s Board is currently assessing which ratio would best serve the Company’s stockholders while allowing the Company to remain compliant with the Exchange’s continued listing requirements.

On December 9, 2016, the Company issued a press release disclosing receipt of the notice from the Exchange. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

99.1	Press Release, dated December 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2016	PARETEUM CORPORATION

	By:	/s/ Alexander Korff
Name: Alexander Korff
Title: General Counsel & Secretary